Exhibit 4.14

EXECUTION COPY

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (WARRANTS)

          THIS AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT (WARRANTS) (the “Amendment”) dated as of October 8, 2009 amends that certain Registration Rights Agreement by and among FriendFinder Networks Inc. (f/k/a Penthouse Media Group Inc.), a Nevada corporation, (the “Company”) and the holders listed on the signature pages thereto and any transferees that become parties in accordance with Section 8 thereof, dated as of December 6, 2007 (the “Registration Rights Agreement”).

          WHEREAS, Satellite Senior Income Fund, LLC as the Required Holders (as such term is defined in the Securities Purchase Agreement) has agreed to amend the Securities Purchase Agreement and waive various provisions of such agreement or rights thereunder by entering into that certain Amendment No. 2 and Waiver to Securities Purchase Agreement relating to Interactive Network, Inc., dated as of October 8, 2009 among Satellite Senior Income Fund, LLC, the Senior Guarantors and Subordinated Guarantors party thereto (as such terms are defined in the Securities Purchase Agreement), the Notes Issuer and the Agent.

          WHEREAS, Conru Trust and Mapstead Trust as the Required Holders (as such term is defined in the Sellers’ Securities Agreement) have agreed to amend the Sellers’ Securities Agreement and waive various provisions of such agreement or rights thereunder by entering into that certain Amendment No. 2 and Waiver to Sellers’ Securities Agreement relating to the Subordinated Secured Notes due 2011 of Interactive Network, Inc., dated as of October 8, 2009 among Conru Trust, Mapstead Trust, the Senior Subordinated Guarantors and Junior Subordinated Guarantors party thereto (as such terms are defined in the Sellers’ Securities Agreement), the Issuer and the Agent.

          WHEREAS, the Required Warrant Rights Holders and the Company desire to amend the Registration Rights Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Registration Rights Agreement.

          2. Amendments. The Registration Rights Agreement is hereby amended as follows:

          (a) All references to “Penthouse Media Group Inc.” in the Registration Rights Agreement are hereby deleted and replaced with “FriendFinder Networks Inc.”

          (b) Section 2.2 of the Registration Rights Agreement is hereby amended by replacing the first word “Beginning” with the phrase “Except as set forth in Section 2.2(b), beginning” and restating it in its entirety as Section 2.2(a).

          (c) Section 2.2 of the Registration Rights Agreement is further hereby amended by adding the following new clause at the end thereof:

          (b) Early Demand Registration.

(i)

Notwithstanding the provisions in Section 2.2(a) above, so long as Section 7.01(x) of either the Securities Purchase Agreement or the Sellers’ Securities Agreement remains in effect and has not been waived, upon receipt of a written request from the Required Warrants Rights Holders on behalf of the Warrants Rights Holders and their Affiliates, as applicable, within 20 days after the consummation of a Qualified IPO (the “Early Demand Request”), pursuant to section 2.2(b)(ii) below, the Company shall cause the first Demand Registration Statement to be filed with the SEC no later than four months after the consummation of a Qualified IPO (the “Early Demand Registration Statement”) and use its best efforts to cause such Early Demand Registration Statement to be declared effective by the SEC for all Registrable Securities that the Company has been requested to register no later than 180 days after the consummation of a Qualified IPO. Notwithstanding the foregoing, the declaration of effectiveness of the Early Demand Registration Statement may be delayed to provide for any customary lock-up period and extension required by the underwriters of the Qualified IPO, which delay shall not constitute a breach of this Section 2.02(b). For the avoidance of doubt, the Early Demand Registration Statement filed pursuant to this Section 2.2(b) shall constitute one of the three Demand Registrations permitted under Section 2.2(a) and shall be subject to all procedural requirements of and provisions relating to a Demand Registration and Demand Registration Statement under this Agreement except as explicitly set forth otherwise in this Section 2.2(b).

(ii)

Upon receipt of an Early Demand Request in accordance with Section 2.2(b)(i) above, the Company will promptly give written notice to all Warrant Rights Holders who beneficially own any Registrable Securities of its intention to file the Early Demand Registration Statement, of the registration form of the SEC that has been selected by the Company and of such Warrant Rights Holders’ rights to request that any Registrable Securities they hold be included (the “Early Piggyback Notice”). The Company will use commercially reasonable efforts to include, and to cause the underwriter or underwriters to include, in the proposed offering, on the same terms and conditions as the securities of the Company included in such offering, all Registrable Securities that the

Company has been requested in writing, within 15 calendar days after the Early Piggyback Notice is given, to register by the Warrant Rights Holders entitled to receive an Early Piggyback Notice. In the case of any registration of Registrable Securities in an underwritten offering pursuant to this Section 2.2(b) all Warrant Rights Holders proposing to distribute their securities pursuant to this Section 2.2(b)(ii) shall, at the request of the Company, enter into an agreement in customary form with the underwriter or underwriters.

          (d) Section 2.10 of the Registration Rights Agreement is hereby amended by adding the words “or 2.2(b)” after “2.1” in the first sentence thereof.

          3. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Facsimile signatures shall be considered originals for all purposes.

          4. Registration Rights Agreement Remains in Effect. Except as amended hereby, the Registration Rights Agreement remains in full force and effect.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:

FRIENDFINDER NETWORKS INC.

By:	/s/ Marc H. Bell

Name: Marc H. Bell
Title: Chief Executive Officer and President

REQUIRED WARRANT RIGHTS HOLDERS:

SATELLITE SENIOR INCOME FUND, LLC
By: Satellite Asset Management, L.P.

By:	/s/ illegible signature

Name:
Title:

MARC H. BELL

/s/ Marc H. Bell

STATON FAMILY INVESTMENTS, LTD.

By:	/s/ Daniel C. Staton

Name: Daniel C. Staton
Title: Managing Member

ANDREW B. CONRU TRUST AGREEMENT

By:	/s/ Andrew B. Conru

Andrew B. Conru, Trustee

MAPSTEAD TRUST, CREATED ON APRIL 16, 2002

By:	/s/ Lars Mapstead

Lars Mapstead, Trustee

By:	/s/ Marin A. Mapstead

Marin A. Mapstead, Trustee

[Signature Page to Amendment to Registration Rights Agreement (Warrants)]